Exhibit 99.1

A MESSAGE FROM MICHAEL J. HENNIGAN

April 21, 2022

Dear Colleagues and Shareholders,

Our team has navigated many challenges. We addressed them head on and have been very successful. Today, I am confronted with a personal challenge. Through a recent health physical, it was discovered that I have a tumor in my throat. The good news is that it was caught early and is curable. Tests have confirmed the cancer is limited to my throat and nearby lymph nodes. I have come to understand this type of cancer is relatively common and I am optimistic based on the very encouraging prognosis I’ve received from leading medical institutions.

Following consultation with my doctors, I will soon be undergoing a seven-week treatment protocol that includes a combination of radiation and chemotherapy. This standard of care has been very successful in curing this type of cancer. I have been advised that I will be able to continue my active involvement in our business during my treatment, including running the company as chief executive. I do expect to limit travel during my treatment. Further, given the nature of throat cancer and the treatment process, I may limit speaking at times simply to avoid stressing my throat. Our Board of Directors has been fully apprised of my condition and is very supportive.

I feel good, am confident in my treatment plan and look forward to having this chapter behind me. We have accomplished a great deal together and the outlook is bright. I want to thank all our employees for what they do every day to deliver results and make our company successful. Thanks also for your continuing support.

Mike